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                                                                     Exhibit 8.1

                     [LETTERHEAD OF BAKER & BOTTS, L.L.P.]


                                                               January 27, 1997



Edge Petroleum Corporation
Texaco Heritage Plaza
1111 Bagby, Suite 2100
Houston, Texas  77002

Ladies and Gentlemen:

     We have acted as your counsel in connection with the transactions contemplated by the Amended and Restated Combination Agreement among Edge Petroleum Corporation, a Texas corporation ("Old Edge"), Edge Group II Limited Partnership ("Edge Group II"), Edge Group Partnership ("Edge Group"), Gulfedge Limited Partnership ("Gulfedge"), Edge Mergeco, Inc. ("Mergeco"), and Edge Petroleum Corporation, a Delaware corporation (the "Company"), dated January 13, 1997 (the "Combination Agreement"). The Combination Agreement provides for (i) a merger of Mergeco with and into Old Edge, (ii) an exchange offer to the general and limited partners of Edge Group II, (iii) an exchange offer to the limited partners of Gulfedge, and (iv) a purchase offer to Edge Group (such transactions collectively referred to as the "Combination Agreement Transactions"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended, of the Company on Form S-4 (Registration No. 333-17269) in the form thereof filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), including a Joint Proxy and Consent Solicitation Statement/Prospectus (the "Proxy Statement"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Proxy Statement.

     We have examined the Combination Agreement, the Proxy Statement, the certificates of the Company, Old Edge, Edge Group II, Edge Group, Gulfedge, and Mergeco (the "Certificates") delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Combination Agreement Transactions will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Combination Agreement, (ii) the statements concerning the Combination Agreement Transactions set forth in the Proxy Statement are accurate and complete, and
(iii) the representations made to us in the Certificates are accurate and complete.
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Edge Petroleum Corporation                -2-               January 27, 1997

     Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "Material Federal Income Tax Consequences" in the Proxy Statement, except for the statements of legal conclusion regarding the tax consequences of the receipt of the GP's Management Fee Shares, reflect our opinions on the material tax consequences of the Combination Agreement Transactions to the Company, the U.S. holders of interests in Edge Group II, the U.S. holders of Gulfedge Units, Edge Group, and the U.S. holders of Old Edge Common Stock based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

     We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   BAKER & BOTTS, L.L.P.